Exhibit 99.1

Inspirato Announces Inducement Grants Under
Nasdaq Listing Rule 5635(c)(4)

DENVER, August 16, 2024 (GLOBE NEWSWIRE) – Inspirato Incorporated (“Inspirato” or the “Company”) (NASDAQ: ISPO), the innovative luxury travel club, today announced its Board of Directors approved the grant of equity awards on August 13, 2024 as a material inducement to the employment of newly-hired Chairman and CEO, Payam Zamani. The grants were made under the Company’s 2024 Inducement Award Plan (the “Inducment Plan”) in accordance with Nasdaq Listing Rule 5635(c)(4)

In connection with Mr. Zamani’s appointment as Chairman and CEO on August 12, 2024, Inspirato granted inducement awards consisting of (a) 500,000 time-based restricted stock units (“RSUs”) and (b) 500,000 performance-based restricted stock units (“PSUs”), each with an effective grant date of August 13, 2024 and subject to the continued service with Inspirato. The RSUs will vest over four years with 25% of the shares vesting on August 13, 2025 and the remaining 75% vesting in equal quarterly installments ove the remaining three years. The PSUs will vest on the trading day following Inspirato’s Class A Common Stock (NASDAQ: ISPO) achieving a closing price of $15 per share or more for 30 consecutive days prior to August 14, 2025.

Each RSU is subject to the terms and conditions of the Inducement Plan and the terms and conditions of an RSU agreement covering the grant.

About Inspirato

Inspirato (NASDAQ: ISPO) is a luxury travel company that provides exclusive access to a managed and controlled portfolio of curated vacation options, delivered through an innovative model designed to ensure the service, certainty, and value that discerning customers demand. The Inspirato portfolio includes branded luxury vacation homes, accommodations at five-star hotel and resort partners, and custom travel experiences. For more information, visit www.inspirato.com and follow @inspirato on Instagram, Facebook, X, and LinkedIn.

Contacts:

Investor Relations:

ir@inspirato.com

Media Relations:

communications@inspirato.com